SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

October 7, 2010 (October 7, 2010)

Date of Report

(Date of Earliest Event Reported)

Synovus Financial Corp.

(Exact Name of Registrant as Specified in its Charter)

Georgia	1-10312	58-1134883
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1111 Bay Avenue, Suite 500, Columbus, Georgia 31901

(Address of principal executive offices) (Zip Code)

(706) 644-4982

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 7, 2010, Synovus Financial Corp. (“Synovus”) announced that Kessel D. Stelling, Jr. had been elected President and Chief Executive Officer of Synovus, effective immediately. As Chief Executive Officer, Mr. Stelling succeeds Richard E. Anthony, who took a medical leave of absence on June 21, 2010. Mr. Stelling has served as Acting Chief Executive Officer since June 21, 2010. Synovus also announced that Richard E. Anthony will serve as Chairman of the Board of Directors (the “Board”). Mr. Anthony will also continue to serve on the Executive Committee of the Board.

Mr. Stelling, 54, has served as the President and Chief Operating Officer of Synovus since February 2010. Mr. Stelling was named Acting Chief Executive Officer of Synovus on June 21, 2010. From June 2008 until February 2010, Mr. Stelling served as the Regional Chief Executive Officer of Synovus’ Atlanta area market. He previously served as President and Chief Executive Officer of Bank of North Georgia, a division of Synovus Bank (“BNG”), having been appointed to that position in December 2006. Mr. Stelling founded Riverside Bancshares, Inc. and Riverside Bank in 1996 and served as its Chairman of the Board and Chief Executive Officer until 2006 when Riverside Bancshares, Inc. merged with and into Synovus and Riverside Bank merged with and into BNG. Prior to that time, Mr. Stelling worked in various management capacities in banking in the Atlanta region, having begun his career in the industry in 1974.

Mr. Stelling and Synovus will not enter into an employment agreement. In connection with Mr. Stelling’s appointment as President and Chief Executive Officer, the Compensation Committee of Synovus’ Board of Directors (“Compensation Committee”) approved Mr. Stelling’s base salary of $875,000 per year. Mr. Stelling will also be eligible to participate in any other compensation programs for executive officers of Synovus, all as described in Synovus’ proxy statement for its 2010 annual meeting of shareholders as filed with the Securities and Exchange Commission on March 12, 2010.

Mr. Anthony, 64, served as Synovus’ Chief Executive Officer from 2005 until June 21, 2010, and as Chairman of the Board of Synovus from 2006 until June 21, 2010. From 1992 until 2006, Mr. Anthony served in various capacities with Synovus, including Vice Chairman, Chief Executive Officer and President and Chief Operating Officer. Prior to that time, Mr. Anthony served as president of First Commercial Bancshares of Birmingham, Alabama and as Executive Vice President of AmSouth Bank, N.A. in Birmingham, Alabama, having started his career in banking in 1971.

In his capacity as Chairman of the Board and a member of the Executive Committee, Mr. Anthony will receive an annual cash retainer of $110,000. He will also receive administrative support and office space for the duration of his tenure as Chairman of the Board.

During the past two years, each of Messrs. Stelling and Anthony has been a customer of Synovus and/or its subsidiaries. The lending relationships with each of Messrs. Stelling and Anthony were made in the ordinary course of business and on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the time for comparable transactions with other customers and do not involve more than normal collection risk or present other unfavorable features. In addition to these lending relationships, Synovus affiliates provide services to each of Messrs. Stelling and Anthony, including retail brokerage and other financial services, in each case in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable transactions with other nonaffiliated persons. There are no family relationships with either Messrs. Stelling or Anthony and any other executive officers or directors of Synovus.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, Synovus has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SYNOVUS FINANCIAL CORP. (“Synovus”)

Dated: October 7, 2010	By:	/s/ Samuel F. Hatcher
Samuel F. Hatcher
Executive Vice President, General Counsel and Secretary

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